SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ______)

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Magyar Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Magyar Bancorp, Inc.

400 Somerset Street

New Brunswick, New Jersey 08901

December 30, 2025

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Magyar Bancorp, Inc. Our Annual Meeting will be held at State Theatre, 15 Livingston Avenue, New Brunswick, New Jersey, on February 11, 2026 at 2:00 p.m. eastern time.

We are furnishing proxy materials to our stockholders over the Internet. You may read, print and download our 2025 Annual Report to Stockholders and our Proxy Statement at https://www.astproxyportal.com/ast/24418. On December 30, 2025, we mailed our stockholders a notice containing instructions on how to access these materials and how to vote shares online. The notice provides instructions on how you can request a paper copy of these materials by mail, by telephone or by email. If you requested your materials via email, the email contains voting instructions and links to the materials on the Internet.

You may vote your shares by Internet, by regular mail or in person at the Annual Meeting. Instructions regarding the various methods of voting are contained on the notice and on the Proxy Card.

The proxy materials describe the formal business to be transacted at the Annual Meeting. We will also report on the operations of the Company. Directors and officers of the Company will be available to answer any questions that you and other stockholders may have. Included in the materials is our Annual Report on Form 10-K, which contains detailed information concerning the activities and operating performance of the Company.

The business to be conducted at the Annual Meeting consists of the election of two directors, an advisory (non-binding) vote on executive compensation, and the ratification of the appointment of S.R. Snodgrass, P.C. as our independent registered public accounting firm for the year ending September 30, 2026.

On behalf of the Board, we request that you vote your shares now, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted. Please vote your proxy to ensure that your shares are represented and voted for the matters presented at the Annual Meeting. Please help save the Company additional solicitation costs by voting your proxy today. Your vote is important.

Sincerely,

John S. Fitzgerald
President and Chief Executive Officer

Magyar Bancorp, Inc.

400 Somerset Street

New Brunswick, New Jersey 08901

(732) 342-7600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On February 11, 2026

NOTICE IS HEREBY GIVEN that the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Magyar Bancorp, Inc., (the “Company”) will be held at State Theatre, 15 Livingston Ave, New Brunswick, New Jersey, 08901, Wednesday , February 11, 2026 at 2:00 p.m., eastern time.

The Annual Meeting is for the purpose of considering and acting upon:

1.	The election of two directors;
2.	An advisory (non-binding) vote to approve the compensation paid to our named executive officers;
3.	The ratification of the appointment of S.R. Snodgrass, P.C as our independent registered public accounting firm for the year ending September 30, 2026; and

such other matters as may properly come before the Annual Meeting, or any adjournments thereof. The Board is not aware of any other such business.

Any action may be taken on the foregoing proposals at the Annual Meeting, including all adjournments thereof. Stockholders of record at the close of business on December 18, 2025 are the stockholders entitled to vote at the Annual Meeting. A list of stockholders entitled to vote will be available at 400 Somerset Street, New Brunswick, New Jersey 08901 for a period of ten days prior to the Annual Meeting and will also be available for inspection by stockholders for any legally valid purpose related to the Annual Meeting during the Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting. Stockholders have a choice of voting by regular mail or the Internet, as described on your proxy card. Check your proxy card or the information forwarded by your broker, bank or other holder of record to see which options are available to you. Any stockholder of record present at the Annual Meeting may revoke his or her proxy and vote on any matter properly brought before the Annual Meeting.

Important Notice Regarding The Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on February 11, 2026. This Proxy Statement, Proxy Card and Magyar Bancorp, Inc.’s 2025 Annual Report to Stockholders are each available at https://www.astproxyportal.com/ast/24418.

New Brunswick, New Jersey	John Reissner
December 30, 2025	Corporate Secretary

MAGYAR BANCORP, INC.

PROXY STATEMENT FOR THE
2026 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on February 11, 2026

GENERAL INFORMATION

This Proxy Statement and the Annual Report to Stockholders are being furnished to the stockholders of Magyar Bancorp, Inc. (“Magyar Bancorp” or the “Company”) in connection with the solicitation of proxies by the Board of Directors of Magyar Bancorp for use at the 2026 Annual Meeting of Stockholders. The Annual Meeting will be held on Wednesday, February 11, 2026 at 2:00 p.m., at State Theatre, 15 Livingston Avenue, New Brunswick, New Jersey, 08901. The term “Annual Meeting,” as used in this Proxy Statement, includes any adjournment or postponement of such meeting.

This Proxy Statement is dated December 30, 2025 and is first being made available to stockholders on or about December 30, 2025.

The 2026 Annual Meeting of Stockholders
Date, Time and Place	The Annual Meeting of Stockholders will be held on Wednesday, February 11, 2026, at 2:00 p.m. eastern time, at State Theatre, 15 Livingston Avenue, New Brunswick, New Jersey, 08901.
Record Date	December 18, 2025.
Shares Entitled to Vote	6,536,151 shares of Magyar Bancorp common stock were outstanding as of the Record Date and are entitled to vote at the Annual Meeting.
Purpose of the Annual Meeting	To consider and vote on (i) the election of two directors, (ii) an advisory (non-binding) vote to approve the compensation paid to our named executive officers, and (iii) the ratification of the appointment of S.R. Snodgrass, P.C as our independent registered public accounting firm for the year ending September 30, 2026.
Vote Required	Directors are elected by a plurality of votes cast, and without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is withheld. The advisory vote to approve executive compensation and the ratification of the appointment of S.R. Snodgrass, P.C as independent registered public accounting firm will be determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN.”

Board of Directors’ Recommendations	Your Board of Directors unanimously recommends that stockholders vote “FOR” the election of each director nominee listed in this Proxy Statement, “FOR” approval of the compensation paid to our named executive officers, and “FOR” the ratification of the appointment of S.R. Snodgrass, P.C. as our independent registered public accounting firm for the year ending September 30, 2026.
Magyar Bancorp	Magyar Bancorp, a Delaware corporation, is the bank holding company for Magyar Bank, an FDIC-insured, New Jersey-chartered savings bank that operates seven full-service banking offices. At September 30, 2025, Magyar Bancorp had $997 million in total assets. Our principal executive offices are located at 400 Somerset Street, New Brunswick, New Jersey 08901, and our telephone number is (732) 342-7600.

Who Can Vote

The Board of Directors has fixed December 18, 2025 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Magyar Bancorp common stock, par value $0.01 per share, at the close of business on such date will be entitled to vote at the Annual Meeting. On December 18, 2025, 6,536,151 shares of Magyar Bancorp common stock were outstanding and eligible to be voted. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Magyar Bancorp common stock is necessary to constitute a quorum at the Annual Meeting.

How Many Votes You Have

Each holder of shares of Magyar Bancorp common stock outstanding will be entitled to one vote for each share held of record. However, Magyar Bancorp’s certificate of incorporation provides that stockholders of record who beneficially own in excess of 10% of the then outstanding shares of common stock of Magyar Bancorp are not entitled to any vote with respect to the shares held in excess of that 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate, as well as by any person acting in concert with such person or entity.

Matters to Be Considered

The matters to be considered at the Annual Meeting are the election of two directors, a vote on an advisory basis on executive compensation, and the ratification of the appointment of S.R. Snodgrass, P.C. as our independent registered public accounting firm for the year ending September 30, 2026.

You also may be asked to vote on a proposal to adjourn or postpone the Annual Meeting. Magyar Bancorp could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies.

How to Vote

We are making our proxy materials available to our stockholders on the Internet. You may read, print and download our Annual Report to Stockholders and our Proxy Statement at https://www.astproxyportal.com/ast/24418. On or about December 30, 2025, we mailed a notice to stockholders containing instructions on how to access our proxy materials and vote online. On an ongoing basis, stockholders may request proxy materials in printed form by mail, or electronically by email.

You may vote your shares by Internet, by regular mail or in person at the Annual Meeting. Each of these voting options is described in the notice and the Proxy Card. You should complete and return your Proxy Card, or vote using the Internet voting options, in order to ensure that your vote is counted at the Annual Meeting, or at any adjournment of the Annual Meeting, regardless of whether you plan to attend. If you return an executed Proxy Card without marking your instructions, your executed Proxy Card will be voted “FOR” the election of the two director nominees named in this Proxy Statement, “FOR” approval of the compensation for our named executive officers, and “FOR” the ratification of the appointment of S.R. Snodgrass, P.C. as our independent registered public accounting firm for the year ending September 30, 2026.

Stockholders whose shares are held in the name of a broker, bank or other holder of record must vote in the manner directed by such holder. Check your Proxy Card or the information forwarded by your broker, bank or other holder of record to see which options are available to you.

The Board of Directors is currently unaware of any other matters that may be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, or at any adjournment or postponement of the Annual Meeting, shares represented by properly submitted proxies will be voted, or not voted, by the persons named as proxies on the Proxy Card in their best judgment.

Participants in Magyar Bancorp Benefit Plans

If you are a participant in the Magyar Bank Employee Stock Ownership Plan or the Magyar Bank 401(k) Profit Sharing Plan, you will receive voting instruction forms with respect to shares you may vote under the plans. Although the trustee or administrator votes all shares held by the plan, each participant may direct the trustee or administrator how to vote the shares of Magyar Bancorp common stock allocated to his or her plan account. If you own shares through any of these plans and do not vote, the respective plan trustees or administrators will vote the shares in accordance with the terms of the respective plans.

Quorum and Vote Required

The presence, at the Annual Meeting or by properly executed proxy, of the holders of a majority of the outstanding shares of Magyar Bancorp common stock is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. A proxy submitted by a broker that is not voted is sometimes referred to as a broker non-vote.

Directors are elected by a plurality of votes cast, and without regard to either broker non-votes or proxies as to which authority to vote for the nominee being proposed is “WITHHELD.”

The advisory vote to approve executive compensation and the ratification of the appointment of S.R. Snodgrass, P.C. as our independent registered public accounting firm will be determined by a majority of the votes cast, and without regard to broker non-votes or proxies marked “ABSTAIN.”

In the event there are not sufficient votes for a quorum, or to approve or ratify any matter being presented at the time of this Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

Revocability of Proxies

You may revoke your proxy at any time before the vote is taken at the Annual Meeting. You may revoke your proxy by:

●	submitting written notice of revocation to the Corporate Secretary of Magyar Bancorp prior to the voting of such proxy;
●	submitting a properly executed proxy bearing a later date;
●	using the Internet voting options explained on the Proxy Card; or

●	voting in person at the Annual Meeting; however, simply attending the Annual Meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

Magyar Bancorp, Inc.

400 Somerset Street

New Brunswick, New Jersey 08901

Attention: John Reissner, Corporate Secretary

If your shares are held in street name, your broker votes your shares and you should follow your broker's instructions regarding the revocation of proxies.

Solicitation of Proxies

Magyar Bancorp will bear the entire cost of soliciting proxies from you. In addition to the solicitation of proxies by mail, Magyar Bancorp will request that banks, brokers and other holders of record send proxies and proxy material to the beneficial owners of Magyar Bancorp common stock and secure their voting instructions. Magyarmay also use several of its regular employees, who will not be specially compensated, to solicit proxies from stockholders, personally or by telephone, email or letter.

Security Ownership of Certain Beneficial Owners and Management

Persons and groups who beneficially own in excess of five percent of the issued and outstanding shares of the Company’s common stock are required to file certain reports with the Securities and Exchange Commission (the “SEC”). The following table sets forth, as of December 18, 2025, certain information regarding persons who beneficially owned more than five percent of the Company’s issued and outstanding shares of common stock:

Principal Stockholders

Name and Address of Beneficial Owners	Number of Shares Owned and Nature of Beneficial Ownership	Percent of Shares of Common Stock Outstanding(1)

Alliance Bernstein, L.P. 1345 Avenue of the Americas New York, NY 10105	625,147(2)	9.56%

Magyar Bank Employee Stock Ownership Plan (“ESOP”) 400 Somerset Street New Brunswick, NJ 08901	462,209	7.07%

M3 Funds, LLC 2070 E 2100 S Suite 250 Salt Lake City, UT 84109	330,732(3)	5.06%

(1)	Based on 6,536,151 shares of Magyar Bancorp common stock outstanding that were eligible to be voted as of December 18, 2025.
(2)	Based on a Schedule 13F filed by Alliance Bernstein L.P. with the SEC on November 14, 2025
(3)	Based on a Schedule 13F filed by M3 Funds, LLC with the SEC on November 12, 2025.

Management

The following table sets forth information about the shares of Magyar Bancorp common stock owned by each nominee for election as director, each incumbent director, each Magyar Bancorp executive officer, and all nominees, incumbent directors and executive officers as a group, as of December 18, 2025.

Names	Age	Position(s) Held in the Company	Shares Owned Directly and Indirectly(1)(2)	Percent of Class(7)
NOMINEES
Susan Eisenhauer	69	Director	5,908	*

Maureen Ruane	64	Director	5,154	*

DIRECTORS CONTINUING IN OFFICE
Jon R. Ansari, MBA	51	Executive Vice President and Chief Financial Officer and Director	142,717(3)	2.1

John S. Fitzgerald	61	President, Chief Executive Officer and Director	191,158(4)	2.9

Andrew G. Hodulik, CPA	69	Vice Chairman of the Board	45,249(5)	*

Thomas Lankey	65	Chairman of the Board	55,752(5)	*

Michael R. Lombardi	44	Director	205,063(6)	3.1

Joseph A. Yelencsics	71	Director	44,895(5)	*

EXECUTIVE OFFICER WHO IS NOT A DIRECTOR

Peter M. Brown	60	Senior Vice President and Chief Lending Officer	45,939(7)	*

All directors and executive officers as a group (9 persons)			741,835(8)	11.1%

*	Less than 1% (footnotes below)

(1)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Magyar Bancorp common stock if the person has or shares voting or investment power with respect to such common stock or has a right to acquire beneficial ownership at any time within 60 days from December 18, 2025. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct and the named individuals and group exercise sole voting and investment power over the shares of Magyar Bancorp common stock

(2)	Unless otherwise indicated, each person effectively exercises sole, or shared with spouse, voting and dispositive power as to the shares reported.
(3)	Includes 10,000 shares of unvested restricted stock awards, 25,714 shares owned through the Magyar Bank 401(k) Profit Sharing Plan, 15,597 shares allocated in the “ESOP” and 24,000 shares underlying options exercisable within 60 days of December 18, 2025.
(4)	Includes 12,848 shares of unvested restricted stock awards, 40,274 shares owned through the Magyar Bank 401(k) Profit Sharing Plan, 15,697 shares allocated in the Magyar Bank Employee Stock Ownership Plan (“ESOP”) and 36,000 shares underlying options exercisable within 60 days of December 18, 2025.
(5)	Includes 3,128 shares of unvested restricted stock awards and 11,730 shares underlying options exercisable within 60 days of December 18, 2025.
(6)	Includes 204,063 shares held by a law firm, over which shares Mr. Lombardi shares voting and dispositive control.
(7)	Includes 5,600 shares of unvested stock awards, 8,977 shares owned through the Magyar Bank 401(k) Profit Sharing Plan and 4,462 shares allocated in the “ESOP” and 18,000 shares underlying options exercisable within 60 days of December 18, 2025.
(8)	Based on 6,649,341 shares of Magyar Bancorp common stock outstanding and eligible to be voted plus shares of underlying options exercisable within 60 days of December 18, 2025.

Stock Ownership and Retention Policy

The Board believes Directors and Executive Officers (defined as the Chief Executive Officer and Executive Vice Presidents) should have a financial investment in the Company. Each Director is expected to own at least $75,000 in common stock, based on original purchase value (excluding unexercised stock options), the Chief Executive Officer is expected to own at least $150,000 in common stock, based on original purchase value (excluding unexercised stock options), and each Executive Vice President is expected to own at least $50,000 in common stock, based on original purchase value (excluding unexercised stock options), within four years of being elected to the Board or appointed as an officer, as applicable. The ownership guidelines for Directors and Executive Officers are as follows:

		Value of Common Stock

●	Chief Executive Officer	$150,000
●	Directors	$ 75,000
●	Executive Vice Presidents	$ 50,000

At September 30, 2025, each of our Directors and Executive Officers was either in compliance with these guidelines or still within the four-year initial phase-in period.

Delinquent Section 16(a) Reports

The officers and directors of the Company and beneficial owners of greater than 10% of the Common Stock are required to file reports on Forms 3, 4 and 5 with the SEC disclosing beneficial ownership and changes in beneficial ownership of the Common Stock. SEC rules require disclosure in the Company’s Proxy Statement of the failure of an officer, director or 10% beneficial owner of the Common Stock to file a Form 3, 4, or 5 on a timely basis. Based on the Company’s review of ownership reports, no officer or director failed to file ownership reports on a timely basis for the year ended September 30, 2025.

PROPOSAL I - ELECTION OF DIRECTORS

The Board of Directors currently consists of eight members and is divided into three classes, with one class of directors elected each year. Two directors will be elected at the Annual Meeting to serve for a three-year term and until their successors are elected and shall qualify.

The Board has nominated Susan Eisenhauer and Maureen Ruane for election as directors at the Annual Meeting, each of whom has agreed to serve if so elected. Please refer to the sections entitled “Directors and Executive Officers” and “Security Ownership of Certain Beneficial Owners and Management” for additional information regarding the nominees.

It is intended that the proxies solicited on behalf of the Board (other than proxies in which the vote is withheld as to a nominee) will be voted at the Annual Meeting “FOR” the election of the nominees. If a nominee is unable to serve, the shares represented by such proxies will be voted for the election of such substitute as the Board may recommend. At this time, the Board knows of no reason why any nominee would be unable to serve, if elected. There are no arrangements or understandings between any of the nominees and any other person pursuant to which such nominees were selected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED IN THIS PROXY STATEMENT.

Directors and Executive Officers

Following is the business experience for at least the past five years of each of the Company’s directors and executive officers.

Director Nominees – to serve for a three-year period

Susan Eisenhauer. Ms. Eisenhauer is retired and was named a director of the Bank and the Company in September 2022. Prior to her retirement in 2017, from 2000 to 2017 Ms. Eisenhauer served as a Managing Director with Deloitte Tax, LLP, specializing in international tax and transfer pricing for multi-national enterprises. She worked in the field of corporate international tax for 37 years. Ms. Eisenhauer’s financial expertise and business background brings valuable experience to the Company and the Bank in dealing with financial reporting and regulations.

Maureen Ruane. Ms. Ruane currently serves as a consultant with NJ Community Solutions, LLC, headquartered in Springfield, New Jersey, where she provides strategic guidance on municipal operations, organizational management, and community-based initiatives. Prior to assuming this role, she dedicated eleven years to the Township of Edison, holding the position of Business Administrator. In this capacity, she oversaw day-to-day municipal operations, directed administrative functions, and played a key role in policy development and fiscal management for one of New Jersey’s largest municipalities. Ms. Ruane was named a director of the Bank and the Company in September 2022, and her knowledge of the Bank’s local market, financial acumen and strong connections within central New Jersey strengthen the Board’s objective of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills and other qualities that are beneficial to the Company and the Bank.

Continuing Directors

Terms to Expire Following Fiscal Year Ending September 30, 2026

Jon R. Ansari, MBA. Mr. Ansari is the Executive Vice President and Chief Financial Officer of Magyar Bank and of the Company. He has been a director of the Bank and of the Company since 2017. Mr. Ansari joined Magyar Bank in 1999. Prior to being appointed to his current position in 2005, Mr. Ansari held various financial positions of increasing responsibility at Magyar Bank, including Vice President of Finance, Controller, Assistant Controller and Accountant. Mr. Ansari’s background and extensive experience in operations, finance and accounting and knowledge of local markets provides a valuable resource to the Board of Directors.

Andrew G. Hodulik, CPA. Mr. Hodulik is a certified public accountant, retired Partner and current Senior Consultant with the accounting firm of PKF O’Connor Davies. He has been a director of the Bank since 1995 and of the Company since its inception in 2005. As a certified public accountant, retired Partner and Senior Consultant in an accounting firm, Mr. Hodulik brings to the Board of Directors valuable experience in dealing with accounting principles, internal controls and financial reporting rules and regulations.

Michael R. Lombardi. Mr. Lombardi is an Associate with Lombardi & Lombardi, P.A. based in Edison, New Jersey. He has been a director of the Bank and the Company since July 2024. Mr. Lombardi’s knowledge of the local market and experience as an attorney brings to the Board a unique and valuable perspective on legal and legal-related issues that may arise in the operations of the Bank and the Company, and meets the Board’s objective of maintaining a membership of experienced and dedicated individuals with diverse backgrounds and skills.

Terms to Expire Following Fiscal Year Ending September 30, 2027

John S. Fitzgerald.  Mr. Fitzgerald is President and Chief Executive Officer of the Company and the Bank, positions he has held since 2010.  Prior to these appointments, Mr. Fitzgerald served as the Executive Vice President and Chief Operating Officer of Magyar Bank and of the Company since 2007.  Mr. Fitzgerald joined Magyar Bank in 2001.  Mr. Fitzgerald has 40 years of experience in the banking industry.  As Chief Executive Officer, Mr. Fitzgerald’s experience in leading the Company and the Bank and his responsibilities for the strategic direction and management of the Company’s day-to-day operations brings broad industry and specific institutional knowledge and experience to the Board of Directors.

Thomas Lankey. Mr. Lankey is a Vice President with Hackensack Meridian Health. He has been a director of the Bank since 1994 and of the Company since its inception in 2005. Mr. Lankey’s experience in various senior management roles and expertise in finance, compensation and healthcare management brings to the Board valuable experience and perspective and other qualities that are beneficial to the Company. Mr. Lankey’s first cousin is Joseph Yelencsics, who is also a director.

Joseph A. Yelencsics. Mr. Yelencsics is a private investor. He was a part owner of Bristol Motors, Inc., an automobile dealership. He has been a director of the Bank since 2000 and of the Company since its inception in 2005. Mr. Yelencsics’ experience as owner and operator of his own company brings valuable leadership and business skills that meet the Board’s objective of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills and other qualities that are beneficial to the Company. Mr. Yelencsics is the first cousin of Thomas Lankey, who is also a director.

Executive Officers of the Company and the Bank Who Are Not Directors

Peter M. Brown. Mr. Brown is the Senior Vice President and Chief Lending Officer of Magyar Bank and the Company, positions he has held since 2019.  Prior to these appointments, Mr. Brown served as Magyar Bank’s Vice President, Commercial Lending Officer since joining Magyar Bank in 2013. Prior to joining Magyar Bank, Mr. Brown served as President/CEO of Manasquan Savings Bank and has over 30 years of banking experience.

Corporate Governance

Magyar Bancorp is committed to maintaining sound corporate governance principles and the highest standards of ethical conduct and is in compliance with applicable corporate governance laws and regulations.

Board Independence

The Board has determined that each member of the Board of Directors, with the exception of Messrs. Fitzgerald and Ansari, is an “independent director” within the meaning of the NASDAQ corporate governance listing standards and the Company’s corporate governance policies. Neither Messrs. Fitzgerald nor Ansari is independent because they are executive officers of the Company and the Bank. In determining the independence of the directors, the Board of Directors considered the loans outstanding to individual directors made in compliance with applicable banking regulations.

Attendance at Annual Meetings of Stockholders

Magyar Bancorp does not have a policy regarding director attendance at annual meetings of stockholders, although directors are requested to attend these meetings absent unavoidable scheduling conflicts. All individuals who were on the Board of Directors at the time of the meeting attended the 2025 Annual Meeting of Stockholders.

Board Meetings and Committees

The Board of Directors of Magyar Bancorp met 12 times while the Board of Directors of Magyar Bank met 12 times, during the fiscal year ended September 30, 2025. No director attended fewer than 75% in the aggregate of the total number of Board meetings held and the total number of committee meetings on which the director served during fiscal 2025, including Board and committee meetings of the Company and the Bank. Executive sessions of the independent directors are regularly scheduled.

The Company has four standing Board committees: Nominating and Corporate Governance Committee; Audit Committee; Compensation Committee; and Executive Committee.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for recommending the following to the Board: director nominees, director committee structure and membership, and corporate governance guidelines. The Nominating and Corporate Governance Committee is also responsible for the determination of director independence as defined by NASDAQ corporate governance listing standards. Each member of the Nominating and Corporate Governance Committee is considered “independent” as defined in the NASDAQ corporate governance listing standards. The Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on the Company’s website at www.magbank.com.

Audit Committee. The Audit Committee is responsible for overseeing the financial reporting, internal control and internal and external audit processes. This responsibility includes reviewing reports filed with the SEC, the internal audit function, the audit plan and performance of the internal auditor, as well as appointing, overseeing and evaluating the independent registered public accounting firm. The Audit Committee is also responsible for reviewing and approving related party transactions that require proxy statement disclosure. Each member of the Audit Committee is considered “independent” as defined in the NASDAQ corporate governance listing standards and under SEC Rule 10A-3. The Board believes that Director Hodulik qualifies as an “audit committee financial expert” as that term is used in the rules and regulations of the SEC. The Board has adopted a written charter for the Audit Committee, which is available on the Company’s website at www.magbank.com. The report of the Audit Committee is included elsewhere in this Proxy Statement.

Compensation Committee. The Compensation Committee is responsible for recommending to the Board the compensation of the Chief Executive Officer and executive management, reviewing and administering overall compensation policy, reviewing performance measures and goals, administering stock-based compensation plans, approving benefit programs, establishing compensation of directors and other matters of personnel policy and practice. Each member of the Compensation Committee is considered “independent” as defined in the NASDAQ corporate governance listing standards. The Board has adopted a written charter for the Compensation Committee, which is available at the Company’s website at www.magbank.com.

Executive Committee. The Executive Committee is authorized to act, with some exceptions, with the same authority as the Board of Directors of Magyar Bancorp between meetings of the Board. The Board has adopted a written charter for the Executive Committee, which is available at the Company’s website at www.magbank.com.

Committee Membership. The following chart provides information about Board committee membership and the number of meetings that each committee held in fiscal 2025:

Names	Nominating and Corporate Governance Committee	Audit Committee	Compensation Committee	Executive Committee
Director (1)
Susan Eisenhauer		X
Andrew G. Hodulik, CPA	X	X	X	X
Thomas Lankey	X	X	X	X
Michael R. Lombardi	X
Maureen Ruane			X
Joseph A. Yelencsics	X	X	X	X
John S. Fitzgerald(2)				X
Jon R. Ansari, MBA(2)
Number of meetings in fiscal 2025	1	4	4	0

————————————

(1)	The Chairman of the Board is an ex officio member of the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee.
(2)	John Fitzgerald is an officer of the Company and, with the exception of the Executive Committee, is not a member of the Board Committees listed. Jon Ansari is also an officer of the Company, and is not a member of the Board Committees listed.

Code of Ethics and Business Conduct

The Board has adopted a code of ethics and business conduct for employees, including the principal executive officer, principal financial officer, principal accounting officer and all persons performing similar functions. This code is designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations. This document is available on the Company’s website at www.magbank.com. Amendments to and waivers from the code of ethics and business conduct will be disclosed on the Company’s website.

As a mechanism to encourage compliance with the code of ethics and business conduct, the Company has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls and auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. The code of ethics and business conduct also prohibits the Company from retaliating against any director, executive officer or employee who reports actual or apparent violations of the code of ethics and business conduct.

Board Leadership Structure

The Board of Directors has separated the position of Chairman of the Board from the position of Chief Executive Officer. The Board of Directors believes this structure provides an efficient and effective leadership model for the Company. Separating the Chairman of the Board and Chief Executive Officer positions fosters clear accountability, effective decision-making, and alignment on corporate strategy. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company. The Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board of Directors. The Chairman of the Board also leads regularly scheduled executive sessions of the Board.

To assure effective independent oversight, the Board has adopted a number of governance practices to enhance its independence, including holding regularly scheduled executive sessions of the independent directors. In addition, the Compensation Committee, comprised solely of independent directors, conducts performance evaluations of the Chief Executive Officer. The Board, in conjunction with the Nominating and Corporate Governance Committee, which is comprised solely of independent directors, regularly reviews the Board’s leadership structure.

Board’s Role in Risk Oversight

The Board’s role in the Company’s risk oversight process includes receiving regular reports from the members of the Company’s senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, strategic, cyber and reputational risks. The Board of Directors (or the appropriate Board committee in the case of risks that are reviewed and discussed at committee meetings) receives these reports from the appropriate “risk owner” within the organization, which enables the Board or the appropriate Board committee to identify, mitigate and monitor the material business risks of the Company. When a committee is charged with management of a particular risk, the Chairman of the committee reports risk-related matters addressed by the committee at the next meeting of the full Board of Directors. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Board Nominations

The Nominating and Corporate Governance Committee identifies nominees by evaluating the current members of the Board willing to continue in service. Current members of the Board with the skills and experience that are relevant to the Company’s business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service, or if the Nominating and Corporate Governance Committee or the Board decides not to re-nominate a member for re-election, or if the size of the Board is increased, the Nominating and Corporate Governance Committee would solicit suggestions for director candidates from all Board members and may consider candidates submitted by stockholders. In addition, the Nominating and Corporate Governance Committee is authorized by its charter, to engage a third party to assist in the identification of director nominees. The Nominating and Corporate Governance Committee would seek to identify a candidate who at a minimum satisfies the following criteria:

●	has the highest personal and professional ethics and integrity and whose values are compatible with those of the Company;

●	has experiences and achievements that have given him/her the ability to exercise and develop good business judgment;

●	is willing to devote the necessary time to the work of the Board and its committees, which includes being available for Board and committee meetings;

●	is familiar with the communities in which the Company operates and/or is actively engaged in community activities;

●	is involved in other activities or interests that do not create a conflict with his/her responsibilities to the Company and its stockholders; and

●	has the capacity and desire to represent the balanced, best interests of the stockholders of the Company as a group, and not primarily a special interest group or constituency.

The Nominating and Corporate Governance Committee may weight the foregoing criteria differently in different situations, depending on the composition of the Board of Directors at the time.

The Nominating and Corporate Governance Committee will also consider any other factors it deems relevant to a candidate’s nomination, including the extent to which the candidate helps the Board of Directors reflect the diversity of the Company’s shareholders, employees, customers and communities. We do not maintain a specific diversity policy, but the diversity of the Board of Directors is considered in our review of candidates. Diversity includes not only gender and ethnicity, but the various perspectives that come from having differing viewpoints, geographic and cultural backgrounds, and life experiences.

The Nominating and Corporate Governance Committee will also take into account whether a candidate satisfies the criteria for “independence” as defined in the NASDAQ Listing Standards, and, if a candidate with financial and accounting expertise is sought for service on the Audit Committee, whether the individual qualifies as an “audit committee financial expert.”

Procedures for the Consideration of Board Candidates Submitted by Stockholders

The Nominating and Corporate Governance Committee has adopted procedures for the consideration of Board candidates submitted by stockholders. Stockholders can submit the names of candidates for director by writing to the Corporate Secretary at Magyar Bancorp, Inc., 400 Somerset Street, New Brunswick, New Jersey 08901. The submission must include the following information:

●	a statement that the writer is a stockholder and is proposing a candidate for consideration by the Nominating and Corporate Governance Committee;
●	the name and address of the nominating stockholder as he/she appears on the Company’s books, and number of shares of the Company’s common stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);
●	the name, address and contact information for the nominated candidate, and the number of shares of common stock of the Company that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership should be provided);
●	a statement of the candidate’s business and educational experience;
●	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to SEC Regulation 14A;
●	a statement detailing any relationship between the candidate and the Company and between the candidate and any customer, supplier or competitor of the Company;
●	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and
●	a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

The afore-mentioned procedures are required for Board consideration of a stockholder-submitted candidate. Separately, a nomination submitted by a stockholder for presentation by the stockholder at an Annual Meeting of stockholders must comply with the procedural and informational requirements described in “Advance Notice of Business to be Conducted at an Annual Meeting.”

Stockholder Communications with the Board

A stockholder of the Company who wants to communicate with the Board or with any individual director can write to the Corporate Secretary at Magyar Bancorp, Inc., 400 Somerset Street, New Brunswick, New Jersey 08901. The letter should indicate that the author is a stockholder and if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, the Chairman of the Board will:

●	forward the communication to the director(s) to whom it is addressed;
●	handle the inquiry directly, for example where it is a request for information about the Company or it is a stock-related matter; or

●	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

At each Board meeting, a summary of all communications received since the last meeting will be presented and those communications will be made available to the directors upon request.

Transactions with Certain Related Persons

Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits an issuer from: (1) extending or maintaining credit; (2) arranging for the extension of credit; or (3) renewing an extension of credit in the form of a personal loan for an officer or director. There are several exceptions to this general prohibition, one of which is applicable to Magyar Bank. Sarbanes-Oxley does not apply to loans made by a depository institution that is insured by the FDIC and is subject to the insider lending restrictions of the Federal Reserve Act. All loans to the Company’s directors and officers are made in conformity with the Federal Reserve Act and Regulation O.

Federal law and regulation generally require that all loans or extensions of credit to executive officers and directors of a bank be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. However, applicable regulations permit executive officers and directors to receive the same terms through loan programs that are widely available to other employees, as long as the director or executive officer is not given preferential treatment compared to the other participating employees. Magyar Bank extends loans to its executive officers and directors on the same terms as available to all employees, in compliance with these regulations.

The Company offers a 1% reduction to its publicly available interest rates on loans to employees and directors of the Bank. All such loans to the Company’s directors and executive officers are made subject to the Bank’s credit standards and are subject to approval by the Bank’s Board of Directors. There were no transactions that involved more than $120,000 for the period October 1, 2024 through September 30, 2025.

Insider Trading Policies and Procedures

The Board of Directors has adopted an Insider Trading Policy, which governs the purchase, sale, and/or other dispositions of the Company’s securities by directors, officers and employees, that are reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to the Company.

Employee, Officer and Director Hedging

The Company does not have anti-hedging policies or procedures that are applicable to its directors, executive officers or employees who are not executive officers and as such, hedging transactions are not prohibited.

The information provided under this Employee, Officer and Director Hedging section shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference.

The Audit Committee Report

The following Audit Committee Report is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this report shall not be deemed “soliciting material,” filed with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Securities and Exchange Act of 1934, as amended.

Management has the primary responsibility for the Company’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and issuing an opinion thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. As part of its ongoing activities, the Audit Committee has:

●	reviewed and discussed with management and the independent registered public accounting firm the Company’s audited consolidated financial statements for the fiscal year ended September 30, 2025;
●	met with the Company’s Chief Executive Officer, Chief Financial Officer, internal auditors and the independent registered public accounting firm, both together and in separate executive sessions, to discuss the scope and the results of the audits and the overall quality of the Company’s financial reporting and internal controls;
●	discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC;
●	received the written disclosures from the independent registered public accounting firm required by the PCAOB, and discussed with the independent registered public accounting firm its independence from the Company; and
●	pre-approved all audit, audit related and other services to be provided by the independent registered public accounting firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025 and be filed with the SEC.

The Audit Committee

Andrew G. Hodulik, CPA (Chairman)

Thomas Lankey

Joseph A. Yelencsics

Susan Eisenhauer

Executive Compensation

Determination of Executive Compensation

The Company’s philosophy is to align executive compensation with the interests of its stockholders and to determine appropriate compensation levels that will enable it to meet the following objectives:

●	To attract, retain and motivate an experienced, competent executive management team;

●	To reward the executive management team for the enhancement of stockholder value based on annual earnings performance and the market price of the Company’s stock;

●	To provide compensation rewards that are adequately balanced between short-term and long-term performance goals;

●	To encourage ownership of the Company’s common stock through stock-based compensation; and

●	To maintain compensation levels that are competitive with other similar financial institutions, and particularly those in the Company’s peer group based on asset size and market area.

The Company considers a number of factors in its decisions regarding executive compensation, including, but not limited to, the level of responsibility and performance of the individual executive officers, the overall performance of the Company and a peer group analysis of compensation paid at institutions of comparable size and complexity. The Company also considers the recommendations of the Chief Executive Officer with respect to the compensation of executive officers other than himself. The Board of Directors and the Chief Executive Officer review the same information in connection with this recommendation.

The base salary levels for the Company’s executive officers are set to reflect the duties and levels of responsibilities inherent in the position and to reflect competitive conditions in the banking business in the Company’s market area. Comparative salaries paid by other financial institutions are considered in establishing the salary for the given executive officer. In setting salaries for fiscal year 2025, the Board of Directors utilized bank compensation surveys compiled by the American Bankers Association as well as other survey data prepared by trade groups and independent benefit consultants. Additionally, the Compensation Committee periodically engages compensations consultants to assist in establishing executive compensation. The purpose of these engagements is to review compensation for the named executive officers of the Company and assist with compensation and benefit decisions for the future and ensure its compensation practices are competitive in terms of pay and benefits within the industry. In setting the base salaries, the Board of Directors also considered a number of factors relating to the executive officers, including individual performance, job responsibilities, experience level, ability and the knowledge of the position. These factors are considered subjectively and none of the factors are accorded a specific weight.

Summary Compensation Table. The following table sets forth, for the fiscal years ended September 30, 2025 and 2024, certain information as to the total remuneration paid by Magyar Bank to its Chief Executive Officer as well as to the two most highly compensated executive officers of Magyar Bank, other than the Chief Executive Officer. Each of the individuals listed in the table below is referred to as a “Named Executive Officer.”

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($) (1)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($) (1)	Nonqualified deferred compensation earnings ($)	All other compensation ($)(2)	Total ($)
John S. Fitzgerald	2025	578,000	129,000	—	—	351,000	—	295,184	1,353,184
President and	2024	549,181	283,694	—	—	136,306	—	281,273	1,250,454
Chief Executive Officer

Jon R. Ansari	2025	425,000	62,000	—	—	258,000	—	131,329	876,329
Executive Vice President	2024	403,418	179,667	—	—	100,333	—	122,260	805,678
and Chief Financial Officer

Peter Brown	2025	246,175	90,000	—	—	—	—	29,112	365,827
Senior Vice President	2024	236,192	85,000	—	—	—	—	25,178	346,370
and Chief Lending Officer
(1)	Amounts reflect payments made with respect to the listed fiscal year. See “Executive Incentive Program” for details. The proxy statement for the 2024 annual meeting of stockholders reported bonus amounts that were paid during the listed fiscal years, with respect to the prior fiscal years ended.

(2)	Includes payments during fiscal year 2025 for the following:

Name	Fiscal Year	401(k) Plan ($)	Executive Supplemental Retirement Income Agreement ($)	Disability/Life/AD&D/ LTD/Long Term Care Insurance ($)	Automobile Allowance ($)	Directors Fees($)	Medical & Dental Insurance ($)	Club Dues & Fees ($)	ESOP ($)(*)	Total Other Compensation ($)
John S. Fitzgerald	2025	12,621	211,117	5,261	17,462	16,000	218	24,181	8,324	295,184

Jon R. Ansari	2025	13,148	66,535	4,063	—	16,000	23,259	—	8,324	131,329

Peter Brown	2025	7,113	—	1,193	—	—	12,482	—	8,324	29,112

*Dollar amounts shown for the ESOP reflect the fair market value at fiscal year end of the shares of common stock allocated in that fiscal year to each officer pursuant to the ESOP

Executive Incentive Program

An important element of the Company’s compensation strategy is our Executive Incentive Program (the “Program”), which provides cash incentives to our Chief Executive Officer and our Executive Vice President. The Program was established in consultation with an experienced compensation consulting firm and is reviewed annually by the Compensation Committee. The Program includes pre-established individual metric target goals, an additional incentive pool based on a pre-established level of pre-tax, pre-incentive income and a discretionary component determined by the Compensation Committee.

The individual metric target goals for 2025 included net interest margin, return on assets, and deposit growth. Each target goal has a minimum, target and maximum threshold resulting in the award of a percentage of base salary ranging from 5% to 10% for each category. The additional incentive pool awards 30% of the pre-tax, pre-incentive income that exceeds a target level established by the Compensation Committee, up to a maximum 40% of base salary.

The Program also establishes a minimum level of pre-tax, pre-incentive income for incentive payments to be accrued and paid to executives. Should pre-tax, pre-incentive income fall below the minimum level, no payments will be accrued or paid. For 2025 that amount was $10.2 million, based on a projected return-on-asset ratio of 0.75%. The actual pre-tax, pre-incentive income for 2024 was $12.5 million, exceeding target by $203,000. The actual pre-tax, pre-incentive income for 2025 was $15.1 million, exceeding target by $2.1 million.

In determining the performance on the discretionary portion of the Program, the Committee considers its assessment of the participating executives’ performance as well as the Company’s performance compared with its peers. For 2025, in light of strong performance on operational, strategic, financial metrics, and in consideration of the significant individual and collective achievements of the executive team, the Committee approved individual payouts based upon factors such as individual executive accomplishments (not already covered by the individual metric target goals), regulatory compliance, board interaction, strategic goals, and leadership.

The following table summarizes the incentive awards paid to executives for their achievements in fiscal year 2025:

Component	Target	Actual	John S. Fitzgerald	Jon R. Ansari

Net Interest Margin	0.92%	1.08%	$58,500	$43,000
Return on Assets	3.34%	3.53%	$29.250	$21,500
Deposit Growth	$40 million	$35 million	$29,250	$21,500
Additional Incentive Pool	$13 million	$15.1 million	$234,000	$172,000
Discretionary			$129,000	$62,000
		Total	$480,000	$320,000

Our Chief Lending Officer is the only other NEO listed in the Summary Compensation Table above. The Chief Lending Officer’s subjective goal attainment is recommended by the Chief Executive Officer, and is then ratified by the Compensation Committee. In determining the amount of incentive compensation to be paid, our Chief Executive Officer considered factors such as the Company’s performance, the executive’s performance, the attainment of strategic goals, and the Company’s regulatory standing, among other factors. The incentive compensation paid to our Chief Lending Officer for 2025 was $90,000.

Pay Versus Performance Table

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of SEC Regulation S-K, we are providing the following information about the relationship between “compensation actually paid” to our Principal Executive Officer (“PEO”) and to our Non-PEO NEOs and certain financial performance of the Company. Compensation actually paid, as determined under Securities and Exchange Commission requirements, does not reflect the actual amount of compensation earned by or paid to our executive officers during a covered year.

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for Non-PEO NEOs (2)	Average Compensation Actually Paid to Non-PEO NEOs	Value of Initial Fixed $100 Investment Based On Total Shareholder Return (TSR)	Net Income
2025	$1,353,184	$1,562,290	$621,078	$745,305	$148	$9,760,000
2024	$1,250,454	$1,313,535	$576,024	$604,701	$103	$7,783,000
2023	$1,167,690	$1,047,505	$535,939	$464,144	$84	$7,709,000

(1) The PEO for each of 2025, 2024 and 2023 is Mr. Fitzgerald.

(2) The non-PEO named executive officers for 2025, 2024 and 2023 are Mr. Ansari and Mr. Brown.

(3) The dollar amounts reported represent the "compensation actually paid," or CAP, to the PEO and the Non-PEO, NEOs, respectively as computed in accordance with Item 402(v) of Securities and Exchange Commission Regulation S-K The dollar amounts do not reflect the actual amount of compensation earned by or paid to the PEO or the Non-PEO NEOs.

Compensation actually paid for each of the years presented in the table, as calculated in accordance with SEC regulations and presented in the Summary Compensation Table (“SCT”), was as follows:

	2025		2024		2023
	PEO	Average Non-PEO NEO	PEO	Average Non-PEO NEO	PEO	Average Non-PEO NEO
Total compensation as reported in SCT	$1,353,184	$621,078	$1,250,454	$576,024	$1,167,690	$535,939
Fair value of equity awards granted during fiscal year	—	—	—	—	—	—
Fair value of equity compensation granted in current year at year end	—	—	—	—	—	—
Dividends paid on unvested shares/share units	—	—	—	—	—	—
Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	139,918	83,130	46,733	28,209	(95,377)	(56,968)
Change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	69,188	41,097	16,348	9,871	(24,808)	(14,827)
Fair value of awards forfeited in current fiscal year determined at end of prior fiscal year	—	—	—	—	—	—
Compensation Actually Paid	$1,562,290	$745,305	$1,313,535	$604,701	$1,047,505	$464,144

For 2024 to 2025, the compensation actually paid to our PEO and the average of the compensation actually paid to the other Non-PEO NEOs increased by 19% and 23%, respectively, compared to a 44% increase in our TSR and a 25% increase in net income over the same time horizon.

For 2023 to 2024, the compensation actually paid to our PEO and the average of the compensation actually paid to the other Non-PEO NEOs increased by 25% and 30%, respectively, compared to a 23% increase in our TSR and a 1% increase in net income over the same time horizon.

For 2022 to 2023, the compensation actually paid to our PEO and the average of the compensation actually paid to the other Non-PEO NEOs decreased by 41% and 48% respectively, compared to a 23% decrease in our TSR and a 3% decrease in net income over the same time horizon.

Benefit Plans

Employment Agreements. In 2021, Magyar Bancorp entered into updated employment agreements with John S. Fitzgerald, President and Chief Executive Officer of Magyar Bancorp and Magyar Bank and Jon Ansari, Executive Vice President and Chief Financial Officer of Magyar Bancorp and Magyar Bank. Mr. Fitzgerald’s agreement has an initial term of 36 calendar months and Mr. Ansari’s agreement has an initial term of 24 calendar months. Commencing on the first anniversary of the effective date, and continuing on each annual anniversary thereafter, the agreements renew for an additional period such that the remaining term is 36 months for Mr. Fitzgerald and 24 months for Mr. Ansari, unless written notice of non-renewal is provided.

Under the agreements, the current base salary of Mr. Fitzgerald is $585,000 per year and for Mr. Ansari is $430,000 per year. The base salary may be increased but not decreased. In addition, Mr. Fitzgerald and Mr. Ansari are entitled to participate, at no cost to the executives, in all benefit plans provided uniformly to other permanent full-time employees of Magyar Bank. Each of Mr. Fitzgerald and Mr. Ansari will be provided with the business and personal use of an automobile (which will be owned or leased by Magyar Bancorp) and Magyar Bancorp will pay for Mr. Fitzgerald’s country club membership.

If Mr. Fitzgerald or Mr. Ansari voluntarily terminate their employment, or their employment is terminated for cause, no benefits are provided under either executive’s employment agreement. In the event of (i) the involuntary termination of the executive’s employment for any reason other than termination for cause, disability or retirement, or (ii) executive’s resignation upon the occurrence of certain events constituting “constructive termination,” including failure to reelect or reappoint the executive to his current position, a material reduction in his duties, functions or responsibilities, a relocation of executive’s principal place of employment by more than 35 miles from the corporate office (without executive’s consent), a material reduction in the benefits or perquisites provided to the executive from those being provided as of the effective date of the agreement (other than a reduction that is part of a bank-wide reduction in pay or benefits) or a breach by Magyar Bancorp of the agreement, the executive would be entitled to a severance benefit. Mr. Fitzgerald would be entitled to a cash severance payment equal to three times his then base salary and Mr. Ansari would be entitled to a cash severance payment equal to two times his then base salary. In addition, each executive would be entitled to 24 months of employer-paid life insurance and non-taxable medical and dental coverage substantially identical to the coverage maintained for the executive prior to his termination. If one or more of these welfare benefits cannot be provided because the executive is no longer an employee or, due to certain rules or regulations or if providing such benefits would subject Magyar Bancorp or the executive to penalties, then Magyar Bancorp will make a cash payment to the executive equal to the value of such benefits, as determined by the premium otherwise paid for such coverage. Based on their current base salaries, in the event that the severance payment provisions of an executive’s employment agreement are triggered other than following a change in control, Mr. Fitzgerald would be entitled to a cash severance payment in the amount of approximately $1,755,000 and Mr. Ansari would be entitled to a cash severance benefit of $860,000.

If Mr. Fitzgerald’s or Mr. Ansari’s employment is involuntarily terminated (including a constructive termination, as described above) at any time following a change in control of Magyar Bancorp or Magyar Bank, the executive would be entitled to a change in control severance benefit equal to three times, in the case of Mr. Fitzgerald, or two times, in the case of Mr. Ansari, the sum of his highest base salary plus the higher of the last year’s bonus(es) or the average annual bonuses over the prior three years. In addition, each executive would be entitled to 24 months of employer-paid life insurance and non-taxable medical and dental coverage substantially identical to the coverage maintained for the executive prior to his termination, under the same terms and conditions as set forth in the prior paragraph. In the event that these severance payment provisions of the employment agreement were triggered following a change in control occurring on the last day of the 2025 fiscal year (assuming the base salaries of the executives was as described above), Mr. Fitzgerald would have been entitled to a cash severance payment in the amount of approximately $3,195,000 and Mr. Ansari would have been entitled to a cash severance payment in the amount of approximately $1,500,000.

The employment agreements provide that in the event of an involuntary termination of employment without cause or a termination for good reason, other than following a change in control, for a period of one year following any termination of employment, the executive will not solicit employees to terminate his or her employment and accept employment or become affiliated with, or provide services to any business that competes with the business of Magyar Bancorp or Magyar Bank, or any of their direct or indirect subsidiaries or affiliates. The agreements also provide that, other than following a change in control, generally, the executives will not compete with Magyar Bank or Magyar Bancorp for a period of one year following their termination of employment with Magyar Bank or Magyar Bancorp by accepting employment with any competing financial institution with an office within 25 miles of a Magyar Bank office.

Change-in-Control Agreement. In 2019, Magyar Bancorp and Magyar Bank entered into a one-year change-in-control agreement with Peter M. Brown, Senior Vice President and Chief Lending Officer of Magyar Bank. Following a change in control of Magyar Bancorp or Magyar Bank, Mr. Brown would be entitled under the agreement to a payment if his employment is terminated, other than for just cause, or if he voluntarily terminates his employment for good reason. Mr. Brown will have good reason to terminate if, without his written consent, he is not reappointed to the position he held immediately prior to the change in control, or he has a material reduction in his base salary and benefits, or a relocation of his principal place of employment by more than 30 miles from its location immediately prior to the change in control. In such event, Mr. Brown would be entitled to receive a cash severance payment equal to the sum of his base salary and the highest rate of bonus awarded to him during the prior three years, payable in a lump sum. In the event that these severance payment provisions of the change-in-control agreement were triggered following a change in control occurring on the last day of the 2025 fiscal year, Mr. Brown would have been entitled to a cash severance payment in the amount of approximately $338,500. In addition to the cash payment, Mr. Brown would be entitled to receive group health and medical coverage, at no cost, for a period of 12 months from the date of termination. Payments under the change in control agreement are limited so that they will not constitute an excess parachute payment under Section 280G of the Internal Revenue Code of 1986.

Outstanding Equity Awards at Year End. The following table provides information concerning unexercised options and stock awards that had not vested as of September 30, 2025 for the named executive officers.

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities				Market Value
	Underlying	Underlying			Shares of	of Restricted
	Unexercised	Unexercised	Option	Option	Stock That	Stock
	Options (#)	Options (#)	Exercise	Expiration	Have Not	That Have Not
Name	Exercisable	Unexercisable(1)	Price ($)	Date	Vested (#)(1)	Vested ($)(2)
John S. Fitzgerald
2022 Equity Plan	36,000	24,000	$12.70	09/23/32	12,848	$221,884

Jon R. Ansari
2022 Equity Plan	24,000	16,000	$12.70	09/23/32	10,000	$172,700

Peter M. Brown
2022 Equity Plan	18,000	12,000	$12.70	09/23/32	5,600	$96,712

(1)	Represents restricted stock awards granted under the 2022 Equity Incentive Plan, which vest in five equal installments. The first installment vested on September 22, 2023.
(2)	Calculated using the fair market value of Magyar Bancorp, Inc.’s common stock as of September 30, 2025 ($17.27) multiplied by the number of shares of restricted stock held by the named executive officer on such date.

Practices Related to the Grant of Equity Awards. Neither the Board of Directors nor the Compensation Committee has a predetermined schedule with respect to the grant of stock options.  Neither the Board of Directors nor the Compensation Committee take into account material non-public information when determining the timing or terms of equity awards, nor does the Company time disclosure of material non-public information for the purpose of affecting the value of executive compensation. During the year ended September 30, 2024, the Company did not grant any stock options to the named executive officers.

2022 Equity Incentive Plan. The Company’s stockholders approved the Magyar Bancorp, Inc. 2022 Equity Incentive Plan (the “Equity Incentive Plan”) which provides officers, employees, and directors of the Company and the Bank with additional incentives to promote the Company’s growth and performance. Most of the companies that the Company competes with for directors and management-level employees are public companies that offer equity compensation as part of their overall director and officer compensation programs. By approving the Equity Incentive Plan, the Company’s stockholders have given the Company flexibility needed to continue to attract and retain highly qualified officers and directors by offering a competitive compensation program that is linked to the performance of the Company’s common stock.

The Equity Incentive Plan authorized the issuance or delivery to participants of up to 547,400 shares of the Company’s common stock pursuant to grants of incentive and non-qualified stock options and restricted stock awards. Of this number, the maximum number of shares of Company common stock that may be issued under the Equity Incentive Plan pursuant to the exercise of stock options is 391,000, and the maximum number of shares of Company common stock that may be issued as restricted stock awards is 156,400 shares.

The Company’s employees and outside directors are eligible to receive awards under the Equity Incentive Plan. Awards may be granted in a combination of restricted stock awards, incentive stock options, and nonqualified stock options. The exercise price of stock options granted under the Equity Incentive Plan may not be less than the fair market value on the date the stock option is granted. Stock options are subject to vesting conditions and restrictions as determined by members of the Compensation Committee (the “Committee”) who are “Disinterested Board Members”as defined in the Equity Incentive Plan. Stock awards under the Equity Incentive Plan are granted only in whole shares of common stock. All shares of restricted stock and all stock option grants is subject to conditions established by the Committee that are set forth in the applicable award agreement.

No cash dividends will be paid on the restricted stock awards unless and until a recipient vests in the underlying share(s) of restricted stock. Upon the vesting of an award, any dividends declared but not paid during the vesting period will be paid within 30 days following the vesting date. Any stock dividends paid on shares subject to a restricted stock award will be subject to the same restrictions and will vest at the same time as the shares of underlying restricted stock. Unvested dividends will be forfeited to the same extent the underlying restricted stock is forfeited.

Defined Benefit Pension Plan. Magyar Bank sponsors the Magyar Savings Bank Retirement Plan, which is a qualified, tax-exempt defined benefit plan (the “Retirement Plan”). The Retirement Plan was frozen as to new accruals effective as of February 15, 2006. Magyar Bank annually contributes an amount to the plan necessary to satisfy the minimum funding requirements established under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The regular form of retirement benefit is a life annuity (if the participant is single) and a joint and survivor annuity (if the participant is married); however, various alternative forms of joint and survivor annuities may be selected instead. In the event a participant dies before his annuity starting date, death benefits will generally be paid to the participant’s surviving spouse in the form of a pre-retirement survivor annuity.

A participant who retires on his normal retirement date is entitled to an annual benefit equal to his accrued benefit based on a retirement benefit formula equal to the sum of 35% of the participant’s average annual compensation plus 22.75% of his average annual compensation in excess of covered compensation. However, participants who have earned less than 35 years of service at the end of the plan year in which they attain normal retirement age will be entitled to reduced benefits. The minimum amount of annual retirement benefit provided to participants who retire on their normal retirement date will be equal to 1.5% of the participant’s average annual compensation multiplied by the participant’s number of years of service, up to a maximum of 30 years. Of the Named Executive Officers, only Mr. Fitzgerald and Mr. Ansari participate in the Retirement Plan.

Executive Supplemental Retirement Income Agreements. Magyar Bank adopted an Executive Supplemental Retirement Income Agreement for each of Jon Ansari and for John Fitzgerald effective as of January 1, 2006 (“2006 SERPs”). The 2006 SERPs are designed to provide an annual benefit to Mr. Ansari at age 65 of $141,143 and to Mr. Fitzgerald at age 65 of $102,362. For these purposes, Messrs. Ansari and Fitzgerald have each established a secular trust in connection with the adoption of the 2006 SERPs. In the fiscal year ended September 30, 2025, Magyar Bank contributed $40,895 and $43,792 to the secular trusts established for Mr. Ansari and Mr. Fitzgerald, respectively, under the 2006 SERP.

Magyar Bank adopted a Supplemental Executive Retirement Plan for each of Jon Ansari and John Fitzgerald effective as of May 23, 2019 (“2019 SERPs”). The 2019 SERPs are designed to provide an annual benefit to Mr. Ansari at age 65 of $78,681 and to Mr. Fitzgerald at age 65 of $160,923, each for a period of 15 years. In accordance with the 2019 SERPs, Magyar Bank will accrue for the benefit of each executive with an accrued liability balance. In the fiscal year ended September 30, 2025, Magyar Bank accrued $25,640 and $167,326 for Mr. Ansari and Mr. Fitzgerald, respectively, under the 2019 SERP.

Director Fees

Each of the individuals who serves as a director of Magyar Bancorp also serves as a director of Magyar Bank. For serving as director of Magyar Bank, each director, with the exception of Mr. Fitzgerald and Mr. Ansari, earns director fees. Magyar Bank pays each director an annual retainer fee of $42,840. The Chairman of the Board of Directors receives an annual retainer fee of $89,040 and the Vice Chairman of the Board of Directors receives an annual retainer fee of $54,640. Each director, except Mr. Fitzgerald and Mr. Ansari, also receives a fee of $700 for each committee meeting attended. The chairman of the Audit Committee also receives an additional retainer fee of $5,000, and members of the Audit Committee are paid a fee of $1,300 for attendance at committee meetings. For serving as director of Magyar Bancorp, each director, including Mr. Fitzgerald and Mr. Ansari, receives an annual retainer fee of $16,000.

Directors’ Compensation

The following table sets forth for the year ended September 30, 2025 certain information as to the total remuneration paid to the Company’s directors other than Messrs. Fitzgerald and Ansari. Compensation paid to Mr. Fitzgerald and Mr. Ansari is included in “Executive Compensation—Summary Compensation Table.”

Name	Fees earned or paid in cash ($)	Nonqualified deferred compensation earnings ($)(1)	All other compensation ($)	Total ($)

Susan Eisenhauer	66,460	—	—	66,460
Andrew G. Hodulik(2)	89,890	22,848	—	112,738
Thomas Lankey(2)	125,320	11,026	—	136,256
Michael R. Lombardi	64,760	—	—	64,760
Maureen Ruane	67,910	—	—	67,910
Joseph A. Yelencsics(2)	79,230	—	—	79,230

________________

(1)	Reflects the above-market earnings on the Director Supplemental Retirement Income And Deferred Compensation Agreements.

No stock awards or stock options were granted to Directors in fiscal year 2025. Messrs. Hodulik, Lankey, and Yelencsics each held 3,128 shares of unvested stock awards as of September 30, 2025. As of September 30, 2025 Messrs. Hodulik, Lankey, and Yelencsics held 11,730 shares of vested options that have not yet been exercised, and 7,820 shares of unvested options.

Director Supplemental Retirement Income and Deferred Compensation Agreements. In 1996, Magyar Bank entered into Director Supplemental Retirement Income and Deferred Compensation Agreements with its directors, including Messrs. Andrew G. Hodulik, Thomas Lankey, and Joseph A. Yelencsics, in order to provide retirement, disability and death benefits to such directors and their beneficiaries. The agreements were amended and restated effective January 1, 2006, in order to comply with changes in the tax laws under Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”). The agreements with each director replaced a prior non-qualified deferred compensation plan under which each director deferred all or a portion of his or her board fees, committee fees and retainer, and such deferrals generated earnings at a 10% interest rate. Under the amended and restated agreements, each director makes an elective contribution equal to such director’s voluntary monthly pre-tax deferrals of board fees, committee fees and or retainer to a so-called secular trust (i.e., a trust where the individual is the grantor) established by such director with the assistance of Magyar Bank. Each such trust is referred to as a retirement income trust fund. In addition, Magyar Bank contributes an amount to the retirement income trust funds to supplement the directors’ deferrals, and replace the 10% interest that would have accrued under the prior nonqualified plan. Magyar Bank also makes a contribution, actuarially determined to be equal to the amount necessary to support the annual retirement benefit payable to the director once he reaches his benefit age, based upon a percentage of the director’s total board fees, committee fees and/or retainer in the twelve-month period prior to the date on which the director is entitled to receive retirement benefits.

Provided a director has served for at least five years, the director’s retirement benefit will be at least 50% of such board fees, committee fees and/or retainer, with a maximum retirement benefit of 60%, based on years of service. If a director serves less than five years at termination of service, the benefit to such director would be between 12.5% and 20% of such fees and/or retainer. Any director who serves as board chairman for a five-year term will be entitled to receive a maximum benefit equal to 75% of his fees and/or retainer. Funds contributed to the retirement income trust fund will be invested by the trustee and are taxable to the director in the year of the contribution. Each director is annually given a limited period of time following Magyar Bank’s contribution to the director’s retirement income trust fund to withdraw the contribution to such director’s retirement income trust fund, provided, however, that if a director exercises his withdrawal rights, Magyar Bank will thereafter cease making contributions to the retirement income trust fund and will instead commence bookkeeping entries representing phantom contributions towards the director’s accrued benefit account.

Upon retirement, the amounts accumulated in the director’s retirement income trust fund and/or phantom contributions to any accrued benefit account established for such director, if any, will be annuitized and paid in monthly installments for the payout period unless the director has elected a lump sum payment. In the event the director dies after attaining his benefit age but prior to commencement or completion of his monthly payments, the amounts accrued for the benefit of the director will be paid to his or her beneficiary in either monthly installments or a lump sum. In the event a director has elected to receive a lump sum benefit and dies while serving as a director, the balance of his benefit will be paid to his beneficiary in a lump sum. In the event the director’s service is terminated prior to benefit age due to disability, the director will also be entitled to a lump sum benefit.

Mr. Yelencsics exercised his withdrawal rights and the Company no longer contributes to this plan on his behalf. For the 2025 plan year, Magyar Bank contributed an aggregate of $79,719 to the pension plan portion of the agreements for Mr. Lankey and Mr. Hodulik.

PROPOSAL II - ADVISORY NON-BINDING VOTE ON EXECUTIVE COMPENSATION

We are asking stockholders to vote in an advisory, non-binding manner on the compensation paid to our Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (including the compensation table and accompanying narrative discussion). Item 402 of Regulation S-K is the SEC regulation that sets forth what companies must include in their proxy statement as to compensation.

This proposal, commonly known as a “Say on Pay” proposal, gives you as a stockholder the opportunity to vote on our executive pay program through the following resolution:

“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

PROPOSAL III - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Company’s independent registered public accounting firm for the fiscal year ended September 30, 2025 was S.R. Snodgrass, P.C. The Audit Committee has approved the engagement of S.R. Snodgrass, P.C to be the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2026. That appointment is subject to ratification by the Company’s stockholders at the Annual Meeting. Stockholder ratification of the selection of S.R. Snodgrass, P.C is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of the independent registered public accounting firm to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection of S.R. Snodgrass, P.C the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may, at its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change is in the best interests of the Company and its stockholders.

Representatives of S.R. Snodgrass, P.C. are expected to attend the Annual Meeting, and will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Fees Paid to Our Auditors

Set forth below is certain information concerning aggregate fees for professional services rendered by S.R. Snodgrass, P.C. during fiscal years 2025 and 2024:

Audit Fees. The aggregate fees billed to the Company by S.R. Snodgrass, P.C for professional services rendered for the audit of the Company’s annual consolidated financial statements, review of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q and Annual report on Form 10-K and services that are normally provided by S.R. Snodgrass, P.C in connection with statutory and regulatory filings and engagements were $146,400 and $139,800 during fiscal years 2025 and 2024 respectively.

Audit-Related Fees. There were no “Audit-Related Fees” for fiscal year 2025 or 2024.

Tax Fees. There were no tax fees billed for fiscal years 2025 or 2024.

All Other Fees. There were no “Other Fees” billed for fiscal years 2025 or 2024.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accountants

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year and any pre-approval is detailed as to particular service or category of services and is subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chair when necessary, with subsequent reporting to the Audit Committee. The independent registered public accounting firm and management are required to report to the Audit Committee quarterly regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy, and the fees for the services performed to date. All of the fees described above were pre-approved in accordance with these practices.

Required Vote and Recommendation of the Board

In order to ratify the appointment of S.R. Snodgrass, P.C. as independent registered public accounting firm for fiscal year 2026, the proposal must receive the affirmative vote of a majority of the votes cast at the Annual Meeting, or by proxy, but without regard to broker non-votes or proxies marked “ABSTAIN.”

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF S. R. SNODGRASS, P.C. AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

STOCKHOLDER PROPOSALS AND SHAREHOLDER NOMINATIONS FOR THE 2027 ANNUAL MEETING

In order to be eligible for inclusion in the proxy materials for next year’s Annual Meeting of Stockholders, under SEC Rule 14a-8, any stockholder proposal to take action at such meeting must be received at the Company’s Executive Office, 400 Somerset Street, P.O. Box 1365, New Brunswick, New Jersey 08903, no later than September 1, 2026. However, if the date of the 2027 Annual Meeting of Stockholders is changed by more than 30 calendar days from the anniversary date of the 2026 annual meeting, any stockholder proposal must be received at a reasonable time before the Company prints or mails proxy materials for such meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

Under SEC Rule 14a-19, a stockholder intending to engage in a director election contest with respect to the annual meeting of stockholders to be held in 2027 must give the Company notice of its intent to solicit proxies by providing the name(s) of its nominee(s) and certain other information at least 60 calendar days before the anniversary of the previous year’s annual meeting, or December 15, 2026 for the 2027 annual meeting. If the 2027 annual meeting is held on a date that is more than 30 calendar days from February 11, 2027, then notice must be given by the later of 60 calendar days before the date of the annual meeting or the 10th calendar day following the day on which the Company first makes public announcement of the date of the annual meeting. Any such notice and solicitation shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

Advance Notice of Business to be Conducted at an Annual Meeting

In addition to the requirement set forth under SEC Rule 14a-19, the bylaws of Magyar Bancorp provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting of stockholders. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the Board of Directors, the stockholder must give written notice to the Secretary of Magyar Bancorp not less than 90 days prior to the one year anniversary date of Magyar Bancorp’s proxy materials for the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the tenth day following the day on which public announcement of the date of such annual meeting is first made. The notice must include the stockholder’s name, record address, and number of shares owned, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the stockholder in the proposed business. In the case of nominations to the Board of Directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require Magyar Bancorp to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by SEC Rule 14a-8 in effect at the time such proposal is received. Based on the foregoing, in order for notice of new business or a director nominee to be timely for purposes of the stockholders meeting to be held following the September 30, 2026 fiscal year end, notice must be received by Magyar Bancorp by October 1, 2026.

OTHER MATTERS

An additional copy of the Company’s Annual Report on Form 10-K (without exhibits) for the year ended September 30, 2025, and the Proxy Statement, will be furnished without charge upon written or telephonic request to John Reissner, First Vice President and Investor Relations Officer, 400 Somerset Street, P.O. Box 1365, New Brunswick, New Jersey, 08903 or by calling (732) 342-7600.

New Brunswick, New Jersey	John Reissner
December 30, 2025	Corporate Secretary

2026 ANNUAL STOCKHOLDERS MEETING MAGYAR BANCORP, INC. February 11, 2026 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via equiniti.com/us/ast-access to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Annual Meeting of Stockholders, Proxy Statement, Annual Report and Proxy Card are available at www.astproxyportal.com/ast/24418 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20230300000000000000 4 021126 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of Directors: FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: O Susan Eisenhauer to serve for a three year term O Maureen Ruane to serve for a three year term 2. An advisory vote (non-binding) to approve the compensation paid to our named executive officers 3. The ratification of the appointment of S.R Snodgrass, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2026 and; FOR AGAINST ABSTAIN Such other matters as may properly come before the Annual Meeting, or any adjournments thereof. The Board of Directors is not aware of any other such business. Stockholders of record at the close of business on December 18, 2025, are the stockholders entitled to vote at the Annual Meeting. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPEC- IFIED, THIS PROXY WILL BE VOTED "FOR ALL NOMINEES" IN PROPOSAL 1, AND “FOR” PROPOSALS 2 AND 3. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH ANNUAL MEETING, THIS PROXY WILL BE VOTED AS DIRECTED BY A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIREC- TORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. The undersigned acknowledges receipt from the Company prior to the execution of this proxy of the Notice of the Annual Meeting, a Proxy Statement dated December 30, 2025, and audited financial statements. MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. The 2026 Annual Stockholders Meeting of Magyar Bancorp, Inc. will be held on February 11, 2026 at 2:00 p.m. Eastern Time, at State Theatre, 15 Livingston Avenue, New Brunswick, New Jersey. IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 0 REVOCABLE PROXY MAGYAR BANCORP, INC. 2026 ANNUAL STOCKHOLDERS MEETING FEBRUARY 11, 2026 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned hereby appoints the official proxy committee consisting of the Board of Directors (other than the nominees for directors set forth below) with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of common stock of the Company that the undersigned is entitled to vote at the 2026 Annual Stockholders Meeting (“Annual Meeting”) to be held at State Theatre, 15 Livingston Avenue, New Brunswick, New Jersey, on February 11, 2026, at 2:00 p.m. Eastern Standard Time. The official proxy committee is authorized to cast all votes to which the undersigned is entitled. Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later proxy prior to a vote being taken on a particular proposal at the Annual Meeting. THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED "FOR ALL NOMINEES" ON PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH ANNUAL MEETING, THIS PROXY WILL BE VOTED AS DIRECTED BY A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. 1.1 (Continued and to be signed on the reverse side) 14475